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                                                                Exhibit 5.i.(c)


IMC Global Inc.                                                  +31 20-5517555
100 South Saunders Road
Suite 300
Lake Forest, Illinois 60045
United States of America

IMC Global Netherlands B.V.
Strawinskylaan 3105 7hg
1077 ZX Amsterdam
The Netherlands

November 8, 2001
22129912-000001 /KJS/JAR


RE: IMC GLOBAL NETHERLANDS B.V. - REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NO. 333-71510


Ladies and Gentlemen:

We are acting as special legal counsel to IMC Global Netherlands B.V., a private liability company incorporated under the laws of the Netherlands with its principal offices at Amsterdam, the Netherlands (the "COMPANY") in connection with the execution and deliverance of the Supplemental Indenture (the "SUPPLEMENTAL INDENTURE"), dated August 2, 2001, entered into between IMC Global Inc., the Company and the Trustee whereby the Company becomes a party to (a) an indenture (the "SEVEN YEAR INDENTURE"), dated as of May 17, 2001 providing for the issuance of an aggregate principal amount of up to $400 million of 10.875% Senior Notes due 2008 (the "SEVEN YEAR NOTES") and (b) an indenture (the "TEN


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YEAR INDENTURE" and together with the Seven Year Indenture, the "INDENTURE"), dated as of May 17, 2001 providing for the issuance of an aggregate principal amount of up to $300 million of 11.250% Senior Notes due 2011 (the "TEN YEAR NOTES" and together with the Seven Year Notes, the "NOTES") to The Bank of New York, as trustee (the "TRUSTEE").

In arriving at the opinions expressed below, words and expressions defined in the Indenture will, unless otherwise defined herein, have the same meanings when used in this letter.

We have examined and relied only on the following documents:

(a) a copy of the articles of association of the Company dated June 29, 2001;

(b) an excerpt (the "EXCERPT") dated August 23, 2001 from the Commercial Register of the Chamber of Commerce Amsterdam (the "CHAMBER OF COMMERCE") regarding the registration of the Company with the Chamber of Commerce under number 34158601, and today's confirmation from the Chamber of Commerce by telephone that no changes apply to the Excerpt;

(c) a written resolution by the board of managing directors (BESTUUR) of the Company dated August 2, 2001 authorising the execution by the Company of the Supplemental Indenture;

(d) the Officer's Certificate, dated August 22, 2001, by the corporate officers of the Company (the "OFFICER'S CERTIFICATE");

(e) a letter by IMC USA Inc. adressed to ABN AMRO Trust Company (Nederland) BV approving and ratifying the entering into the Supplemental Indenture by the Company;

(f)      an executed copy of the Seven Year Indenture;

(g)      an executed copy of the Ten Year Indenture;

(h)      a signed copy of the Supplemental Indenture.


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The documents under (a) through (e above are together referred to as the
"CORPORATE DOCUMENTS" and the documents under (a) through (h) above are together referred to as the "DOCUMENTS".

Except as stated above, we have not examined any documents entered into by or affecting the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

In examining and describing the above documents and in giving the opinions stated below, we have, to the extent necessary to form the opinions given below, with your permission, assumed the following:

(i) the genuineness of all signatures on all documents or on the originals thereof;

(ii) the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents;

(iii) the accuracy, completeness, validity and binding effect of the Corporate Documents and the factual matters certified or evidenced thereby at the date hereof and at any other relevant date;

(iv) that nothing in this opinion is affected by the provisions of any law (other than the laws of the Netherlands);

(v) that the Company has not passed a resolution to voluntarily wind-up (LIQUIDEREN), merge (FUSEREN) or de-merge (SPLITSEN) the Company and no petition has been presented nor order made by a court for the bankruptcy (FAILISSEMENT) or moratorium of payment (SURSEANCE VAN BETALING) of the Company and no receiver, trustee, administrator or similar officer has been appointed in respect of the Company or its assets and that no decision has been taken to dissolve (ONTBINDEN) the Company by (i) the Chamber of Commerce by virtue of article 2:19a of the Dutch Civil Code or (ii) the relevant District Court (ARRONDISSEMENTSRECHTBANK) by virtue of article 2:20a of the Dutch Civil Code.

         Although not constituting conclusive evidence thereof, our assumption is supported by information obtained by telephone today from the Bankruptcy's


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         Clerk Office (FAILLISSEMENTSGRIFFIE) of the District Court of Amsterdam
         (being the competent court in view of the Company's corporate seat being at Amsterdam) and from the Chamber of Commerce.

(vi) the Documents are within the capacity and powers of, and have been validly authorised and signed by each party other than the Company;

(vii) each party to the Documents (other than the Company) has been duly incorporated and organised and is validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of their principal place of business and will take, or has taken, all action (corporate or otherwise) required to execute, deliver and perform the Documents;

(viii) under the laws of the State of New York to which the Ten Year Indenture the Seven Year Indenture and the Supplemental Indenture are expressed to be subject and any other applicable law (other than the law of the Netherlands) the Ten Year Indenture, Seven Year Indenture and the Supplemental Indenture constitute valid and legally binding obligations for the Company;

(ix) under the laws of the State of New York to which the Ten Year Indenture the Seven Year Indenture and the Supplemental Indenture are expressed to be subject and any other applicable law (other than the law of the Netherlands), the guarantees referred to in Article 10 of the Ten Year Indenture and in Article 10 of the Seven Year Indenture, constitute the valid and legally binding obligations of each party thereto (including the Company) enforceable in accordance with their respective terms.

(x) That the entering into of the Ten Year Indenture, the Seven Year Indenture and the Supplemental Indenture can be regarded as being in the corporate interest of the Company for purposes of section 2 : 7 of the Dutch Civil Code.

We do not express an opinion on the completeness or accuracy of the representations or warranties made by the parties to the Ten Year Indenture, Seven Year Indenture and Supplemental Indenture, matters of fact, matters of law (other than the laws of the Netherlands), international law, including, without limitation, the law of the European Union, and tax and anti-trust law, except to the extent that



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those representations and warranties and matters of fact and law are explicitly covered by the opinions below and except to the extent the law of the European Union (other than anti-trust and tax law) has direct force and effect in the Netherlands. No opinion is given on commercial, accounting, tax or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Ten Year Indenture, Seven Year Indenture and Supplemental Indenture.

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal consideration as we deem relevant, and subject to the qualifications listed below we are of the opinion that:

a. The Company is a corporation duly incorporated under the laws of the Netherlands as a private company with limited liability (BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID).

b. The Company has the corporate power and capacity to carry on the type of business as described in its articles of association; such business includes the borrowing or granting of loans, as well as the granting of security, to guarantee the obligations of other persons, in any other manner, or to become jointly or severally liable for others (including group companies) (ZICH OP ANDERE WIJZE STERK MAKEN OF ZICH HOOFDELIJK NAAST OF VOOR ANDEREN VERBINDEN (INCLUSIEF GROEPSMAATSCHAPPIJEN).

c. The Company is represented by the board of directors (DIRECTIE). Each member of the board of directors may also represent the Company. Pursuant to the Excerpt ABN AMRO Trust Company (Nederland) B.V. is the sole director of the Company.

d. The guarantees referred to in Article 10 of the Ten Year Indenture and in Article 10 of the Seven Year Indenture , constitute the valid and legally binding obligations of the Company and are enforceable in accordance with their respective terms.

e. The execution, delivery and performance of the Supplemental Indenture by the Company has been duly authorised by all requisite corporate action required by its articles of association and by Dutch corporate law.


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The opinions expressed above are subject to the following qualifications:

(i) The courts of the Netherlands may give effect to the mandatory rules of the laws of another country with which the situation has a close connection, if and insofar as, under the law of the latter country, those rules must be applied whatever the law applicable to the contract. In considering whether to give effect to these mandatory rules of such third country, the nature and purpose and the consequences of their application or non-application will be taken into account. Moreover, a Dutch court may give effect to the rules of the laws of the Netherlands in a situation where they are mandatory irrespective of the law otherwise applicable to the documents in question.

(ii) The application of a rule of the law of any country that otherwise would govern an agreement (which would also include the Ten Year Indenture, Seven Year Indenture and the Supplemental Indenture) may be refused by the courts of the Netherlands if such application is manifestly incompatible with the public policy (ORDRE PUBLIC) of the Netherlands.

(iii) To the extent that the laws of the Netherlands would apply to the Ten Year Indenture, Seven Year Indenture and the Supplemental Indenture (i) the courts of the Netherlands may deem applicable in addition to the legal consequences (RECHTSGEVOLGEN) which have been agreed upon by the parties, such legal consequences which, pursuant to the nature the Ten Year Indenture, Seven Year Indenture and the Supplemental Indenture, would result from the law, usual practices or the requirements of reasonableness and fairness (REDELIJKHEID AND BILLIJKHEID), (ii) the enforcement of obligations may be limited to the extent that a court may, as a result of general principles of Dutch civil law and dependent upon all relevant circumstances of the particular case, deem enforcement unacceptable with a view to the standards of reasonableness and fairness and (iii) the courts of the Netherlands may change the effects of a contractual obligation at the request of any one of the parties thereto, or terminate the whole or any part of such contractual obligations on the ground that unforeseen circumstances have occurred of such a nature that the other party or parties may, according to standards of reasonableness and fairness, not expect an unchanged performance of the obligation under such contractual obligation; such a change or termination may be given retroactive force, and (iv) the courts of the Netherlands may change the effects of a contractual obligation on the basis of abuse of authority (MISBRUIK VAN BEVOEGDHEID). Moreover,


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         enforcement of the documents may be subject to restrictions as a result of lack of consensus ad idem (WILSGEBREKEN) and the legal consequences thereof.

(iv) Any enforcement of the Ten Year Indenture, Seven Year Indenture and the Supplemental Indenture and of any foreign judgments in the Netherlands will be subject to the rules of civil procedure as applied by the courts of the Netherlands; such courts have the power to make an award in a foreign currency; enforcement against the assets in the Netherlands of a judgment for a sum of money expressed in foreign currency would be executed, however, in terms of Dutch legal tender and the applicable rate of exchange would be that prevailing at the date of payment.

(v) Enforcement of obligations before the courts of the Netherlands will be subject to the degree to which the relevant obligations are enforceable under their governing law, to the nature of the remedies available in the courts of the Netherlands, the acceptance by such courts of jurisdiction, the effect of provisions imposing prescription periods and to the availability of defences such as set off (unless validly waived) and counter-claim; specific performance may not always be awarded. In addition, our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium and other laws of general application relating to or affecting generally the enforcement of creditors' rights and remedies (including the doctrine of creditors' prejudice (ACTIO PAULIANA) within the meaning of
         Section 3:45 of the Dutch Civil Code and/or Section 42 et. sec. of the Dutch Bankruptcy Code (FAILLISSEMENTSWET).

(vi) The terms "legal", "valid", "binding", "obligation" and "enforceable" mean that the obligations to which those terms relate are of a type which under the laws of the Netherlands are generally recognised or are generally enforceable, however specific performance may not always be granted by Dutch courts.

(vii) All powers of attorney (including, but not limited to, powers of attorney expressed to be irrevocable and all appointments of agents) by the Company, explicitly or by implication, terminate by operation of law and without notice upon the bankruptcy (FAILLISSEMENT) of the Company.


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(viii)   Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked insofar as they extend to the performance of legal acts (RECHTSHANDELINGEN) which are in the interest of the attorney appointed under such power of attorney or a third party. However, at the request of the person issuing the power of attorney, an heir or the trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons.

(ix) Unless otherwise provided therein, any power of attorney terminates by operation of law upon the death of, the commencement of legal guardianship over, the bankruptcy of, or the declaration that a debt settlement arrangement shall apply to, the attorney appointed under such power of attorney or by notice of termination given by such attorney.

         Any appointment of a process agent is subject to the rules set forth in qualifications (vii) through (ix).

(x) Agreements may be amended orally by the parties thereto notwithstanding provisions therein to the contrary.

(xi) The taking of concurrent proceedings in more than one jurisdiction may be disallowed by the courts of the Netherlands, but such courts have the power to stay proceedings if concurrent proceedings are being brought elsewhere; finally, the ability of any party to assume control over another party's proceedings before the courts of the Netherlands may be limited by Dutch rules of civil procedure.

(xii) Service of process before a Dutch court must be performed in accordance with Dutch law of civil procedure.

(xiii) Insofar as the laws of the Netherlands are concerned the courts of the Netherlands have the discretion to decrease the amount of the agreed upon damages, indemnities or penalties provided for under the Ten Year Indenture, Seven Year Indenture and the Supplemental Indenture which they regard as manifestly excessive.

(xiv) The question whether or not provisions in the Ten Year Indenture, Seven Year Indenture and the Supplemental Indenture which may be invalid or void may be severed from the other provisions thereof in order to save those



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         other provisions (PARTIELE NIETIGHEID) would be determined by Dutch courts at their discretion.

(xv) the Company is obliged to comply with all notification and registration requirements of the Dutch Central Bank (DE NEDERLANDSCHE BANK N.V. : hereinafter referred to as "DNB") in connection with payments to be made by the Company in or from non-residents of the Netherlands in accordance with the General Reporting Instructions 2000 (RAPPORTAGEVOORSCHRIFTEN BUITENLANDS BETALINGSVERKEER 2000) issued by DNB pursuant to the External Financial Relations Act 1994 (WET FINANCIELE BETREKKINGEN BUITENLAND 1994), although a failure to perform any of these formalities will not adversely affect the validity, effectiveness, enforceability or admissibility in evidence of the Ten Year Indenture, Seven Year Indenture and the Supplemental Indenture or any payment made or to be made thereunder.

(xvi) There is no treaty regarding the recognition and enforcement of judicial decisions between the United States of America and the Netherlands. Therefore, a final judgement against the Company rendered by any New York State or Federal court sitting in the City of New York State would not be automatically be enforceable in the Netherlands. However, a final judgment obtained in a New York State or Federal court sitting in the City of New York State and not rendered by default, which is not subject to appeal or other means of contestation ans is enforceable in New York with respect to the payment of obligations of the Company under the Documents expressed to be subject to New York law would generally be upheld and be regarded by a Dutch court of competent jurisdiction as conclusive evidence when asked to render a judgement in accordance with that judgment by a New York court, without substantive re-examination or re-litigation of the merits of the subject matter thereof, if that judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of natural justice, its contents and enforcement do not conflict with Dutch public policy (ordre public) and it has not been rendered in proceedings of a penal or revenu or other public law nature.

In issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.



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This opinion:

(a) expresses and describes Dutch legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that it shall be governed by and that all words and expressions used herein shall be construed and interpreted in accordance with the laws of the Netherlands;

(b)      speaks as of the date stated above;

(c)      is addressed to you and is solely for your benefit;

(d) is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein;

(e) may not be relied upon by any other person, company, enterprise or institution other than you.

The foregoing opinion is limited to the laws of the Netherlands as at present in effect.

This opinion is given by the undersigned, a partner of Baker & McKenzie, Amsterdam and not by or on behalf of any other office or associated firm of Baker & McKenzie. In this opinion the expressions "we", "us", "our" and like expression should be construed accordingly.

Yours sincerely,

/s/ K.J.T. Smit                                     /s/ P.L.A.M. Schroeder
-----------------------------                       ----------------------------
K.J.T. Smit                                         P.L.A.M. Schroeder